Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, January 18, 2017

COMMERCE BANCSHARES, INC. ANNOUNCES FOURTH
QUARTER EARNINGS PER COMMON SHARE OF $.68

Commerce Bancshares, Inc. announced earnings of $.68 per common share for the three months ended December 31, 2016, compared to $.65 per share in the prior quarter and $.60 per share in the fourth quarter of 2015. Net income attributable to Commerce Bancshares, Inc. for the fourth quarter amounted to $71.6 million, compared to $68.5 million in the prior quarter and $63.7 million in the same quarter last year. For the quarter, the return on average assets was 1.14%, the return on average common equity was 11.5%, and the efficiency ratio was 61.8%.

For the year ended December 31, 2016, earnings per common share totaled $2.61 compared to $2.43 in 2015, or an increase of 7.4%. Net income attributable to Commerce Bancshares, Inc. amounted to $275.4 million for the year ended December 31, 2016, compared to $263.7 million in 2015. In 2016, the return on average assets was 1.12%, and the return on average common equity was 11.3%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “Overall, Commerce saw strong performance in 2016, with loan growth of 8% and growth in earnings per share of 7%. Loan growth was solid this quarter, as average loans grew $231 million, or 7% annualized. This increase resulted from higher business real estate loan demand, coupled with good growth in residential mortgage and other consumer loans. Average deposits grew $388 million this quarter, or 8% annualized, reflecting expected seasonal growth. Net interest income increased 7% over the fourth quarter of 2015, reflecting growth in loan and investment securities interest income and stable funding costs, and we remain well positioned for improved margins, should interest rates rise in 2017. Non-interest income this quarter grew 3% compared to the same period last year on continued growth in trust, sweep, deposit and swap fees. Non-interest expense was flat with the prior quarter but was up 3% over the same period last year.”

Mr. Kemper added, “We continue to maintain strong capital and liquidity levels. Credit quality across our entire loan portfolio remains excellent, with low credit losses and delinquency rates and declining non-performing assets. Net loan charge-offs totaled $9.0 million this quarter, compared to $6.6 million in the previous quarter, with the increase largely due to lower commercial loan recoveries this quarter and slightly higher consumer net loan charge-offs. During the current quarter, the provision for loan losses totaled $10.4 million, or $1.4 million higher than net loan charge-offs. The allowance for loan losses increased to $155.9 million at December 31, 2016, or 1.16% of period end loans. Total non-performing assets decreased $1.9 million from the previous quarter to $14.6 million this quarter.”

(more)

     Total assets at December 31, 2016 were $25.6 billion, total loans were $13.4 billion, and total deposits were $21.1 billion. During the quarter, the Company signed an agreement to purchase a new core deposit system from Temenos Group AG which is expected to be implemented in 2019. In the fourth quarter of 2016, the Company distributed a 5% stock dividend on its common stock. The Company also paid a cash dividend of $.214 per common share, as restated for the 5% stock dividend, and an annualized 6% cash dividend on its preferred stock this quarter.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 340 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in credit related insurance and private equity activities.

This financial news release, including management's discussion of fourth quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
FINANCIAL SUMMARY
Net interest income	$173,202	$171,243	$162,487	$680,049	$634,320
Non-interest income	119,479	119,319	116,042	474,392	448,139
Total revenue	292,681	290,562	278,529	1,154,441	1,082,459
Investment securities gains (losses), net	3,651	(1,965)	(1,480)	(53)	6,320
Provision for loan losses	10,400	7,263	9,186	36,318	28,727
Non-interest expense	181,261	181,242	175,777	717,065	676,487
Income before taxes	104,671	100,092	92,086	401,005	383,565
Income taxes	32,297	30,942	27,661	124,151	116,590
Non-controlling interest expense (income)	795	605	715	1,463	3,245
Net income attributable to Commerce Bancshares, Inc.	71,579	68,545	63,710	275,391	263,730
Preferred stock dividends	2,250	2,250	2,250	9,000	9,000
Net income available to common shareholders	$69,329	$66,295	$61,460	$266,391	$254,730
Earnings per common share:
Net income — basic	$.68	$.65	$.60	$2.62	$2.44
Net income — diluted	$.68	$.65	$.60	$2.61	$2.43
Effective tax rate	31.09%	31.10%	30.27%	31.07%	30.66%
Tax equivalent net interest income	$181,301	$179,115	$170,141	$711,433	$664,038
Average total interest earning assets (1)	$23,775,165	$23,150,832	$22,948,756	$23,378,121	$22,621,052
Diluted wtd. average shares outstanding	100,558,345	100,452,911	101,310,405	100,498,696	103,192,753

RATIOS
Average loans to deposits (2)	64.24%	64.33%	62.80%	63.71%	61.44%
Return on total average assets	1.14	1.12	1.05	1.12	1.11
Return on average common equity (3)	11.48	10.97	10.88	11.33	11.43
Non-interest income to total revenue	40.82	41.06	41.66	41.09	41.40
Efficiency ratio (4)	61.82	62.25	62.97	61.98	62.34
Net yield on interest earning assets	3.03	3.08	2.94	3.04	2.94

EQUITY SUMMARY
Cash dividends per common share	$.214	$.214	$.204	$.857	$.816
Cash dividends on common stock	$21,776	$21,772	$20,920	$87,070	$84,961
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$9,000	$9,000
Book value per common share (5)	$23.22	$23.82	$21.77
Market value per common share (5)	$57.81	$46.91	$40.51
High market value per common share	$59.22	$48.86	$44.86
Low market value per common share	$45.37	$43.56	$39.43
Common shares outstanding (5)	101,460,962	101,420,849	102,087,300
Tangible common equity to tangible assets (6)	8.66%	9.22%	8.48%
Tier I leverage ratio	9.55%	9.58%	9.23%

OTHER QTD INFORMATION
Number of bank/ATM locations	336	340	346
Full-time equivalent employees	4,784	4,778	4,770

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income	$181,498	$179,361	$180,065	$172,128	$169,742	$713,052	$662,416
Interest expense	8,296	8,118	8,236	8,353	7,255	33,003	28,096
Net interest income	173,202	171,243	171,829	163,775	162,487	680,049	634,320
Provision for loan losses	10,400	7,263	9,216	9,439	9,186	36,318	28,727
Net interest income after provision for loan losses	162,802	163,980	162,613	154,336	153,301	643,731	605,593
NON-INTEREST INCOME
Bank card transaction fees	45,338	47,006	45,065	44,470	46,320	181,879	178,926
Trust fees	31,360	30,951	30,241	29,243	29,622	121,795	118,437
Deposit account charges and other fees	22,134	22,241	21,328	20,691	21,606	86,394	80,416
Capital market fees	2,679	2,751	2,500	2,725	3,116	10,655	11,476
Consumer brokerage services	3,409	3,375	3,491	3,509	3,254	13,784	13,784
Loan fees and sales	2,583	3,123	3,196	2,510	2,101	11,412	8,228
Other	11,976	9,872	10,749	15,876	10,023	48,473	36,872
Total non-interest income	119,479	119,319	116,570	119,024	116,042	474,392	448,139
INVESTMENT SECURITIES GAINS (LOSSES), NET	3,651	(1,965)	(744)	(995)	(1,480)	(53)	6,320
NON-INTEREST EXPENSE
Salaries and employee benefits	108,639	107,004	104,808	106,859	102,098	427,310	400,701
Net occupancy	11,529	12,366	11,092	11,303	10,981	46,290	44,788
Equipment	4,884	4,842	4,781	4,634	4,915	19,141	19,086
Supplies and communication	5,645	5,968	5,693	6,829	6,554	24,135	22,970
Data processing and software	23,390	23,663	22,770	22,899	22,274	92,722	83,944
Marketing	3,431	4,399	4,389	3,813	3,539	16,032	16,107
Deposit insurance	3,443	3,576	3,143	3,165	3,145	13,327	12,146
Other	20,300	19,424	20,413	17,971	22,271	78,108	76,745
Total non-interest expense	181,261	181,242	177,089	177,473	175,777	717,065	676,487
Income before income taxes	104,671	100,092	101,350	94,892	92,086	401,005	383,565
Less income taxes	32,297	30,942	31,542	29,370	27,661	124,151	116,590
Net income	72,374	69,150	69,808	65,522	64,425	276,854	266,975
Less non-controlling interest expense (income)	795	605	(85)	148	715	1,463	3,245
Net income attributable to Commerce Bancshares, Inc.	71,579	68,545	69,893	65,374	63,710	275,391	263,730
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	9,000	9,000
Net income available to common shareholders	$69,329	$66,295	$67,643	$63,124	$61,460	$266,391	$254,730
Net income per common share — basic	$.68	$.65	$.67	$.62	$.60	$2.62	$2.44
Net income per common share — diluted	$.68	$.65	$.66	$.62	$.60	$2.61	$2.43

OTHER INFORMATION
Return on total average assets	1.14%	1.12%	1.15%	1.07%	1.05%	1.12%	1.11%
Return on average common equity (1)	11.48	10.97	11.69	11.20	10.88	11.33	11.43
Efficiency ratio (2)	61.82	62.25	61.27	62.62	62.97	61.98	62.34
Effective tax rate	31.09	31.10	31.10	31.00	30.27	31.07	30.66
Net yield on interest earning assets	3.03	3.08	3.11	2.95	2.94	3.04	2.94
Tax equivalent net interest income	$181,301	$179,115	$179,592	$171,425	$170,141	$711,433	$664,038

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	December 31, 2016	September 30, 2016	December 31, 2015
ASSETS
Loans
Business	$4,776,365	$4,770,883	$4,397,893
Real estate — construction and land	791,236	800,545	624,070
Real estate — business	2,643,374	2,520,528	2,355,544
Real estate — personal	2,010,397	1,968,005	1,915,953
Consumer	1,990,801	1,972,969	1,924,365
Revolving home equity	413,634	417,591	432,981
Consumer credit card	776,465	760,022	779,744
Overdrafts	10,464	19,698	6,142
Total loans	13,412,736	13,230,241	12,436,692
Allowance for loan losses	(155,932)	(154,532)	(151,532)
Net loans	13,256,804	13,075,709	12,285,160
Loans held for sale	14,456	9,511	7,607
Investment securities:
Available for sale	9,649,203	9,438,871	9,777,004
Trading	22,225	28,586	11,890
Non-marketable	99,558	108,224	112,786
Total investment securities	9,770,986	9,575,681	9,901,680
Federal funds sold and short-term securities purchased under agreements to resell	15,470	13,415	14,505
Long-term securities purchased under agreements to resell	725,000	725,000	875,000
Interest earning deposits with banks	272,275	56,767	23,803
Cash and due from banks	494,690	396,938	464,411
Land, buildings and equipment — net	337,705	339,196	352,581
Goodwill	138,921	138,921	138,921
Other intangible assets — net	6,709	6,621	6,669
Other assets	608,408	396,709	534,625
Total assets	$25,641,424	$24,734,468	$24,604,962
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,429,398	$7,130,415	$7,146,398
Savings, interest checking and money market	11,430,789	11,023,526	10,834,746
Time open and C.D.’s of less than $100,000	713,075	732,575	785,191
Time open and C.D.’s of $100,000 and over	1,527,833	1,279,644	1,212,518
Total deposits	21,101,095	20,166,160	19,978,853
Federal funds purchased and securities sold under agreements to repurchase	1,723,905	1,489,891	1,963,552
Other borrowings	102,049	101,415	103,818
Other liabilities	213,243	416,189	191,321
Total liabilities	23,140,292	22,173,655	22,237,544
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	510,015	489,862	489,862
Capital surplus	1,552,454	1,335,150	1,337,677
Retained earnings	292,849	515,081	383,313
Treasury stock	(15,294)	(50,538)	(26,116)
Accumulated other comprehensive income	10,975	121,082	32,470
Total stockholders’ equity	2,495,783	2,555,421	2,361,990
Non-controlling interest	5,349	5,392	5,428
Total equity	2,501,132	2,560,813	2,367,418
Total liabilities and equity	$25,641,424	$24,734,468	$24,604,962

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
ASSETS:
Loans:
Business	$4,731,405	$4,694,340	$4,691,476	$4,491,556	$4,351,756
Real estate — construction and land	821,048	821,422	789,329	682,557	584,185
Real estate — business	2,559,028	2,432,325	2,389,170	2,382,094	2,320,439
Real estate — personal	1,985,606	1,943,951	1,905,968	1,909,532	1,916,219
Consumer	1,978,154	1,947,956	1,927,925	1,934,577	1,908,540
Revolving home equity	415,429	411,832	413,198	429,682	429,582
Consumer credit card	757,618	750,412	738,130	752,098	756,743
Overdrafts	5,501	4,652	3,916	4,772	6,303
Total loans	13,253,789	13,006,890	12,859,112	12,586,868	12,273,767
Allowance for loan losses	(154,040)	(153,517)	(151,622)	(151,308)	(150,856)
Net loans	13,099,749	12,853,373	12,707,490	12,435,560	12,122,911
Loans held for sale	10,765	26,597	56,272	9,360	6,118
Investment securities:
U.S. government and federal agency obligations	811,524	726,469	698,374	703,212	580,816
Government-sponsored enterprise obligations	445,544	481,573	666,354	776,488	824,066
State and municipal obligations	1,784,407	1,747,794	1,763,849	1,718,587	1,779,704
Mortgage-backed securities	3,656,695	3,366,292	3,394,466	3,424,716	3,335,627
Asset-backed securities	2,417,367	2,340,783	2,377,708	2,537,472	2,574,426
Other marketable securities	333,236	334,747	337,572	342,382	337,340
Unrealized gain on investment securities	155,818	235,169	191,565	149,319	130,231
Total available for sale securities	9,604,591	9,232,827	9,429,888	9,652,176	9,562,210
Trading securities	21,717	18,433	20,540	18,190	23,217
Non-marketable securities	105,420	113,954	116,103	127,769	114,321
Total investment securities	9,731,728	9,365,214	9,566,531	9,798,135	9,699,748
Federal funds sold and short-term securities purchased under agreements to resell	8,336	13,054	11,916	17,378	18,694
Long-term securities purchased under agreements to resell	724,998	766,302	824,999	850,275	902,174
Interest earning deposits with banks	201,367	207,944	125,024	219,636	178,486
Other assets	1,153,982	1,151,549	1,113,214	1,172,916	1,119,602
Total assets	$24,930,925	$24,384,033	$24,405,446	$24,503,260	$24,047,733

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,307,407	$7,096,218	$6,885,889	$6,905,673	$6,995,666
Savings	773,304	778,663	787,478	761,020	736,824
Interest checking and money market	10,512,268	10,210,744	10,287,923	10,128,543	9,805,457
Time open & C.D.’s of less than $100,000	722,775	740,729	758,703	775,221	796,639
Time open & C.D.’s of $100,000 and over	1,333,764	1,435,001	1,635,892	1,483,700	1,219,803
Total deposits	20,649,518	20,261,355	20,355,885	20,054,157	19,554,389
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,284,916	1,163,728	1,211,892	1,404,754	1,707,430
Other borrowings	101,412	102,769	104,649	377,711	103,819
Total borrowings	1,386,328	1,266,497	1,316,541	1,782,465	1,811,249
Other liabilities	346,900	306,306	260,179	254,437	295,718
Total liabilities	22,382,746	21,834,158	21,932,605	22,091,059	21,661,356
Equity	2,548,179	2,549,875	2,472,841	2,412,201	2,386,377
Total liabilities and equity	$24,930,925	$24,384,033	$24,405,446	$24,503,260	$24,047,733

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
ASSETS:
Loans:
Business (1)	2.91%	2.87%	2.90%	2.87%	2.78%
Real estate — construction and land	3.64	3.48	3.46	3.51	3.41
Real estate — business	3.61	3.63	3.69	3.70	3.68
Real estate — personal	3.69	3.73	3.76	3.77	3.76
Consumer	3.85	3.91	3.80	3.87	3.91
Revolving home equity	3.50	3.56	3.59	3.52	3.44
Consumer credit card	11.38	11.56	11.54	11.42	11.23
Overdrafts	—	—	—	—	—
Total loans	3.85	3.86	3.86	3.89	3.85
Loans held for sale	5.77	5.00	4.95	5.80	5.40
Investment securities:
U.S. government and federal agency obligations	2.18	2.43	3.48	.40	.17
Government-sponsored enterprise obligations	1.54	2.24	3.03	1.93	1.89
State and municipal obligations (1)	3.57	3.60	3.60	3.66	3.64
Mortgage-backed securities	2.40	2.38	2.36	2.45	2.54
Asset-backed securities	1.52	1.48	1.45	1.39	1.25
Other marketable securities (1)	2.95	2.74	2.77	2.79	2.83
Total available for sale securities	2.36	2.39	2.51	2.20	2.20
Trading securities (1)	2.40	2.42	2.27	2.87	2.65
Non-marketable securities (1)	5.42	10.24	8.03	6.54	8.19
Total investment securities	2.39	2.49	2.58	2.26	2.27
Federal funds sold and short-term securities purchased under agreements to resell	.72	.61	.64	.56	.32
Long-term securities purchased under agreements to resell	1.86	1.73	1.64	1.64	1.40
Interest earning deposits with banks	.56	.51	.49	.49	.28
Total interest earning assets	3.17	3.22	3.25	3.10	3.07

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.12	.12	.11	.12	.12
Interest checking and money market	.13	.13	.13	.13	.13
Time open & C.D.’s of less than $100,000.37		.37	.38	.38	.37
Time open & C.D.’s of $100,000 and over	.60	.61	.58	.54	.51
Total interest bearing deposits	.19	.20	.20	.19	.18
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.30	.25	.24	.25	.14
Other borrowings	3.54	3.51	3.49	1.33	3.47
Total borrowings	.54	.51	.50	.48	.33
Total interest bearing liabilities	.22%	.22%	.22%	.23%	.20%

Net yield on interest earning assets	3.03%	3.08%	3.11%	2.95%	2.94%
(1) Stated on a tax equivalent basis using a federal income tax rate of 35%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$154,532	$153,832	$152,132	$151,532	$151,532	$151,532	$156,532
Provision for losses	10,400	7,263	9,216	9,439	9,186	36,318	28,727
Net charge-offs (recoveries):
Commercial portfolio:
Business	268	(50)	(65)	463	(133)	616	(388)
Real estate — construction and land	(882)	(2,312)	(507)	(11)	60	(3,712)	(1,262)
Real estate — business	97	(106)	(1,030)	(242)	(626)	(1,281)	(133)
	(517)	(2,468)	(1,602)	210	(699)	(4,377)	(1,783)
Personal banking portfolio:
Consumer credit card	6,506	6,356	6,650	5,918	6,479	25,430	25,039
Consumer	2,427	2,240	1,781	2,599	2,251	9,047	8,278
Overdraft	379	434	307	219	487	1,339	1,350
Real estate — personal	(38)	(78)	305	(195)	458	(6)	441
Revolving home equity	243	79	75	88	210	485	402
	9,517	9,031	9,118	8,629	9,885	36,295	35,510
Total net loan charge-offs	9,000	6,563	7,516	8,839	9,186	31,918	33,727
Balance at end of period	$155,932	$154,532	$153,832	$152,132	$151,532	$155,932	$151,532

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.02%	—%	(.01)%	.04%	(.01)%	.01%	(.01)%
Real estate — construction and land	(.43)	(1.12)	(.26)	(.01)	.04	(.48)	(.26)
Real estate — business	.02	(.02)	(.17)	(.04)	(.11)	(.05)	(.01)
	(.03)	(.12)	(.08)	.01	(.04)	(.06)	(.03)
Personal banking portfolio:
Consumer credit card	3.42	3.37	3.62	3.16	3.40	3.39	3.35
Consumer	.49	.46	.37	.54	.47	.46	.45
Overdraft	27.41	37.11	31.53	18.46	30.65	28.42	24.93
Real estate — personal	(.01)	(.02)	.06	(.04)	.09	—	.02
Revolving home equity	.23	.08	.07	.08	.19	.12	.09
	.74	.71	.74	.69	.78	.72	.72
Total	.27%	.20%	.24%	.28%	.30%	.25%	.28%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.11%	.13%	.20%	.25%	.24%
Non-performing assets to total assets	.06	.07	.11	.13	.12
Allowance for loan losses to total loans	1.16	1.17	1.18	1.20	1.22

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$8,682	$8,758	$12,716	$16,098	$10,874
Real estate — construction and land	564	1,310	2,170	2,710	3,090
Real estate — business	1,634	1,920	5,236	6,234	7,863
Real estate — personal	3,403	3,634	4,293	4,205	4,425
Revolving home equity	—	23	109	120	323
Total	14,283	15,645	24,524	29,367	26,575
Foreclosed real estate	366	950	1,609	1,997	2,819
Total non-performing assets	$14,649	$16,595	$26,133	$31,364	$29,394

Loans past due 90 days and still accruing interest	$16,396	$16,916	$15,892	$15,360	$16,467
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2016

For the quarter ended December 31, 2016, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $71.6 million, compared to $68.5 million in the previous quarter and $63.7 million in the same quarter last year. The increase in net income over the previous quarter resulted mainly from an increase in net interest income of $2.0 million and an increase in net securities gains of $5.6 million. The provision for loan losses increased $3.1 million over the prior quarter. The allowance for loan losses increased $1.4 million this quarter, and net loan charge-offs increased mostly due to a decline in commercial loan recoveries this quarter. Non-interest expense this quarter was nearly unchanged from the prior quarter. For the current quarter, the return on total average assets was 1.14%, the return on average common equity was 11.5%, and the efficiency ratio was 61.8%.

Balance Sheet Review
During the 4th quarter of 2016, average total loans increased $231.1 million, or 7.1% annualized, compared to the previous quarter, and increased $984.7 million, or 8.0%, over the same period last year. Compared to the previous quarter, the increase in average loans resulted mainly from growth in business real estate (up $126.7 million), personal real estate (up $41.7 million), business (up $37.1 million), and consumer (up $30.2 million) loans. Included in the quarter were loan pay-offs of $162.8 million, which were primarily pay-offs of construction loans. Demand was stronger for business real estate loans, and the Company originated a number of larger business real estate loans this quarter. Growth in business loans was driven by higher demand for lease, tax-free and commercial and industrial loans, while consumer loan growth mainly resulted from new private banking loan originations. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $41.7 million compared to $43.4 million in the prior quarter. Additionally, personal real estate loan originations continued to be strong this quarter, especially for 15 year fixed rate loans, which the Company did not sell into the secondary market.

During the 4th quarter of 2016, total average available for sale investment securities increased $371.8 million to $9.6 billion, at fair value. The growth in investment securities was funded by deposit growth as noted below. Purchases of new securities totaled $773.4 million in the 4th quarter of 2016 and were offset by sales, maturities and pay downs of $377.4 million. Average mortgage -backed securities increased $290.4 million this quarter while other asset-backed securities grew $76.6 million. At December 31, 2016, the duration of the investment portfolio was 2.9 years, and maturities and pay downs of approximately $1.7 billion are expected to occur during the next 12 months.

Total average deposits increased $388.2 million, or 1.9%, this quarter compared to the previous quarter. The increase in average deposits resulted mainly from growth in business demand deposits of $254.1 million, coupled with an increase in money market (increase of $258.0 million) and interest checking (increase of $43.5 million) accounts. Compared to the previous quarter, total average consumer, commercial and private banking deposits increased $104.4 million, $63.6 million, and $229.5 million, respectively. The average loans to deposits ratio was 64.2% in the current quarter and 64.3% in the prior quarter.

Compared to the previous quarter, the Company’s average borrowings increased $119.8 million to $1.4 billion in the current quarter, mostly due to higher federal funds purchased and repurchase agreement balances.

Net Interest Income
Net interest income (tax equivalent) in the 4th quarter of 2016 amounted to $181.3 million, compared with $179.1 million in the previous quarter. Net interest income (tax equivalent) for the current quarter increased $11.2 million compared to the 4th quarter of last year. During the 4th quarter of 2016, the net yield on earning assets (tax equivalent) was 3.03%, compared with 3.08% in the previous quarter and 2.94% in the same period last year. The increase in net interest income (tax equivalent) in the current quarter compared to the prior quarter was due mainly to higher interest income on loans and investment securities of $2.3 million, partly offset by an increase in interest expense of $178 thousand.

Compared to the previous quarter, interest on loans (tax equivalent) increased $1.9 million, mainly as a result of higher average balances in business real estate, personal real estate, consumer and consumer credit card loans. Overall, the average yield on the loan portfolio declined slightly this quarter to 3.85%.

Interest on investment securities (tax equivalent) increased $419 thousand over the previous quarter. The current quarter included an adjustment of $1.8 million lowering premium amortization expense due to slowing prepayment speeds on mortgage-backed securities and was reflective of rising interest rates this quarter. Also, the prior quarter included one-time interest income of $938 thousand received on a private equity debt investment that did not reoccur this quarter. Interest on government-sponsored investment securities declined $983 thousand due to lower balances and rates, offset by increased interest income from mortgage-backed, asset-backed and municipal securities. Total inflation income on treasury inflation-protected securities (TIPS) for the quarter totaled $1.9 million compared to $2.2 million in the previous quarter. The yield on total investment securities was 2.39% in the current quarter compared to 2.49% in the prior quarter.

Interest expense on deposits decreased $72 thousand this quarter compared with the previous quarter due mainly to lower certificate of deposit balances. Borrowing costs increased $250 thousand this quarter compared to the prior quarter mostly due to higher rates paid on federal funds and repurchase agreements.

Non-Interest Income
In the 4th quarter of 2016, total non-interest income amounted to $119.5 million, an increase of $3.4 million, or 3.0%, compared to the same period last year. Also, current quarter non-interest income was slightly higher when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust and swap fee income which increased $1.7 million and $1.8 million, respectively, and was partly offset by lower bank card fees.

Total bank card fees in the current quarter declined $982 thousand, or 2.1%, from the same period last year. The decrease was mainly the result of a decline in commercial card fees of $866 thousand, coupled with lower merchant and credit card interchange fees. Debit card fees grew 1.6% this quarter over the 4th quarter of last year. Total bank card fees this quarter were comprised of fees on corporate card ($21.8 million), debit card ($10.1 million), merchant ($7.0 million) and credit card ($6.5 million) transactions.

In the current quarter, trust fees increased $1.7 million, or 5.9%, over the same period last year, with growth coming mainly from private client customers. Compared to the same period last year,

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2016

deposit account fees increased $528 thousand, or 2.4%, as a result of growth in deposit account service fees of $409 thousand, or 8.2%, and higher corporate cash management fees.

Compared to the 4th quarter of 2015, loan fees and sales grew $482 thousand, or 22.9%, this quarter due to higher mortgage banking revenue related to the Company’s fixed rate residential mortgage sale program. Included in other non-interest income are fees from sales of interest rate swaps and sweep fees, which increased $1.8 million and $949 thousand, respectively, over the same period last year. Fees from the sales of tax credits grew by $186 thousand this quarter. Non-interest income comprised 40.8% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities gains of $3.7 million this quarter, compared with net losses of $2.0 million last quarter and net losses of $1.5 million in the same period last year. Net gains in the current quarter resulted primarily from realized gains and unrealized fair value adjustments on the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $181.3 million, which was virtually unchanged from the prior quarter. Compared to the same period last year, non-interest expense increased $5.5 million, or 3.1%. The increase over the same period in the previous year was mainly due to higher costs for salaries and benefits, occupancy, data processing costs, and professional fees, partially offset by lower supplies and communication expense.

Compared to the 4th quarter of last year, salaries and benefits expense increased $6.5 million, or 6.4%. Growth in salaries expense of $6.0 million, or 6.9%, was mainly the result of higher full-time salaries and incentive compensation costs. Benefits expense increased $505 thousand, mainly due to higher 401(k) expense over the same period last year. Growth in total salaries expense compared to the previous year resulted mainly from increased staffing costs in commercial banking, commercial card, residential mortgage, trust, and other support units. Full-time equivalent employees totaled 4,784 and 4,770 at December 31, 2016 and 2015, respectively.

Compared to the 4th quarter of last year, data processing and software costs and occupancy costs grew $1.1 million and $548 thousand, respectively, while costs for supplies and communication, equipment and marketing all declined. Higher occupancy costs were incurred this quarter compared to the same period last year, mainly due to demolition costs associated with a branch location which is currently being replaced. The increase in data processing and software expense was due to higher costs for commercial cash management software, online banking and other general information technology systems. The decrease in costs for supplies and communication was related mainly to the completion of the issuance of new chip cards in prior quarters, which has also helped to lower bank card fraud losses this year. Additionally this quarter, FDIC insurance costs increased $298 thousand compared to the same quarter last year due to higher deposit balances and insurance rates. The decline in other non-interest expense was the result of $1.6 million lower bank card fraud losses and a $729 thousand decline in other bank card costs this quarter, offset by higher professional fees.

Income Taxes
The effective tax rate for the Company was 31.1% in the current quarter, 31.1% in the previous quarter, and 30.3% in the 4th quarter of 2015.

Credit Quality
Net loan charge-offs in the 4th quarter of 2016 amounted to $9.0 million, compared to $6.6 million in the prior quarter and $9.2 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .27% in the current quarter compared to .20% in the previous quarter and .30% in the 4th quarter of last year. During the 4th quarter of 2016, the Company recorded net recoveries on commercial loans of $517 thousand, compared to net recoveries of $2.5 million in the prior quarter. Net loan charge-offs in the personal banking portfolio totaled $9.5 million in the current quarter and $9.0 million in the previous quarter.

In the 4th quarter of 2016, annualized net loan charge-offs on average consumer credit card loans were 3.42%, compared with 3.37% in the previous quarter and 3.40% in the same period last year. Consumer loan net charge-offs were .49% of average consumer loans in the current quarter, .46% in the prior quarter and .47% in the same quarter last year. The provision for loan losses in the current quarter totaled $10.4 million, compared to $7.3 million in the prior quarter and $9.2 million in the 4th quarter of last year. This quarter, the provision for loan losses exceeded net loan charge-offs by $1.4 million. At December 31, 2016, the allowance totaled $155.9 million, which was 1.16% of total loans.

At December 31, 2016, total non-performing assets amounted to $14.6 million, a decrease of $1.9 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($14.3 million and $366 thousand, respectively, at December 31, 2016). At December 31, 2016, the balance of non-accrual loans, which represented .11% of loans outstanding, included business loans of $8.7 million, business real estate loans of $1.6 million, personal real estate loans of $3.4 million, and construction and land loans of $564 thousand. Loans more than 90 days past due and still accruing interest totaled $16.4 million at December 31, 2016.

Other
During the 4th quarter of 2016, the Company distributed a 5% stock dividend on its common stock. This quarter the Company also paid a cash dividend of $.214 per common share, as restated for the 5% stock dividend, and an annualized 6% cash dividend on its preferred stock. During the quarter, the Company signed an agreement to purchase a new core deposit system from Temenos Group AG which is expected to be implemented in 2019.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.